Exhibit 2.1(c)

                               SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


         THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment") is dated as of December 30, 2005, by and among Cougar Biotechnology, Inc., a Delaware corporation ("Cougar"), GVC Venture Corp., a Delaware corporation ("GVC"), and GVC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("GVC Acquisition").

                               W I T N E S S E T H


         WHEREAS, on June 27, 2005, the parties hereto executed that certain Agreement and Plan of Merger (the "Original Merger Agreement"), as amended by that First Amendment to Agreement and Plan of Merger dated October 10, 2005 (the "First Amendment" and together with the Original Merger Agreement, the "Merger Agreement"), pursuant to which GVC Acquisition would merge with and into Cougar and all of the outstanding shares of Cougar capital stock would be exchanged for shares of capital stock of GVC;

         WHEREAS, Section 8.1(g) of the Original Merger Agreement provided that GVC may terminate the Merger Agreement if the Closing Date did not occur on or before July 31, 2005, provided that Cougar may extend such date up to a maximum of five (5) months therefrom by providing GVC with its written notice to extend and making a cash payment to GVC of $5,000 for each monthly extension, which amount was increased in the First Amendment to $10,000 for extensions beyond September 30, 2005;

         WHEREAS, Section 6.10 of the Merger Agreement prohibits the parties from soliciting other Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination; and

         WHEREAS, the parties desire to further amend the Merger Agreement in order to provide that Cougar may further extend the date by which GVC may terminate the Merger Agreement to January 31, 2006 and to delete Section 6.10 thereof.


         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


         1. Extension of Termination Date. Notwithstanding anything to the contrary contained in Section 8.1(g) of the Merger Agreement, the date after which GVC may terminate the Merger Agreement under Section 8.1(g) thereof is hereby extended to January 31, 2006; provided, however, that as consideration for such extension, Cougar shall pay to GVC the sum of $20,000, of which $10,000 represents an advance by Cougar of the fee payable in the event GVC terminates the Merger Agreement in accordance with Section 8.1(g) (the "Termination Fee"), as described in the sentence immediately following paragraph (j) of Section 8.1 of the Merger Agreement; provided further, however, that the Termination Fee shall be returned to Cougar if the Closing occurs on or prior to January 31, 2006. GVC hereby acknowledges receipt from Cougar of $20,000 representing the fees payable in connection with such extension, including the Termination Fee. Notwithstanding anything to the contrary contained herein, Cougar shall have no right to extend the date after which GVC may terminate the Merger Agreement under Section 8.1(g) beyond January 31, 2006.

         2. Deletion of Non-Solicitation Covenant. Section 6.10 of the Merger Agreement is hereby deleted in its entirety and the parties understand and agree that each shall be free to solicit or initiate discussions or negotiations with other Person(s) concerning any merger, sale of capital stock, sale

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of substantial assets or other business combinations. Notwithstanding the foregoing, GVC shall not execute a definitive agreement nor complete such a business combination with another Person until this Agreement has been terminated in accordance with Section 8.1 of the Merger Agreement. If Cougar executes a definitive agreement regarding such a business combination with another Person, Cougar shall promptly notify GVC thereof and the Merger Agreement will be deemed terminated and GVC shall be entitled to retain the Termination Fee. Further, nothing in the Merger Agreement or this Amendment shall be construed to prohibit Cougar from terminating the Merger Agreement at any time.

         3. Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Merger Agreement.

         4. Counterpart Execution. This Amendment may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         5. Ratification of Merger Agreement. Except as expressly modified or amended by the provisions of Sections 1 and 2 hereof, all other terms and conditions of the Merger Agreement, including all exhibits and schedules thereto, shall remain in full force and effect.


                            [Signature Page Follows.]


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

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on the date first written above by their respective officers.




                           COUGAR BIOTECHNOLOGY, INC.


                           By: /s/ Alan H. Auerbach
                               -------------------------------------------------
                                Alan H. Auerbach
                                President and Chief Executive Officer



                           GVC VENTURE CORP.


                           By: /s/ Bernard Zimmerman
                               -------------------------------------------------
                               Bernard Zimmerman
                               President



                           GVC ACQUISITION CORP.


                           By: /s/ Bernard Zimmerman
                               -------------------------------------------------
                               Bernard Zimmerman
                               President



       Signature page to Second Amendment to Agreement and Plan of Merger



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